Dear Playtikans, I am writing to share a message that is both difficult and necessary. Today, we are reducing the number of our employees by approximately 15%. This decision was not made lightly. It reflects a fundamental shift in how we operate so we can invest in the future and remain a leader in a highly competitive mobile games market. Why We Are Making This Change For years, we operated with a broad growth mindset, applying similar resourcing models across our portfolio of games. The economic reality of our industry has shifted. The “one-size-fits-all” approach no longer works. To continue leading, we must recognize that our studios play distinct roles in our success. • Growth Titles: Invest aggressively where trajectory is clearly upward. • Casual Leaders: Protect and extend leadership in category defining franchises. • Social Casino Titles: Maximize lifetime value from existing franchises. • Deprioritization: Stop investing capital and talent in titles without a clear path. If we do not adjust our cost structure today, we compromise our ability to invest in tomorrow. We cannot afford to resource mature titles at historical levels while simultaneously trying to build a new future. By right-sizing our investments across our portfolio, we unlock the resources needed to fund our high potential growth games. Why This Time Is Different We have faced difficult choices before, but this transformation marks a new chapter. By proactively reshaping our operating model, we are seizing the initiative to unlock new opportunities for growth, sharpen our focus, and build a foundation for durable success. • Building the next evolution of mobile gaming: We are moving away from headcount-heavy operations to streamlined teams powered by AI and automation. • Fueling growth through SuperPlay and new titles: Growth games take time to become profitable. By tightening our resources in mature areas now, we provide runway for our growth titles to succeed without jeopardizing our financial health. • Investing in our people: A leaner structure allows us to offer better compensation, clearer career paths, and a winning culture for the team that remains. Our Path Forward This is not a retreat; it is a reallocation of strength. Our goal remains unchanged: to be the leading independent mobile gaming company in the West. We will achieve this through five clear objectives: 1. Diversified Leadership: Protecting our category-leading franchises with smarter and more efficient LiveOps.

2. New Games Pipeline: Clearing resources to fuel a robust new games pipeline for the long term. 3. DTC Expansion: Doubling down on our industry leading Direct-to-Consumer platform. 4. AI & Automation: Leveraging AI to drive optimization, personalization, and efficiency. 5. Talent Density: Retaining the best talent in our industry and deploying it strictly against our highest return opportunities. To Our Departing Colleagues We understand that this announcement creates uncertainty and concern for many of you. Please know that our primary focus today is to support those affected by this transition. We are committed to treating all impacted employees with respect and compassion, and we will be providing severance packages and support to help ease this transition. For Everyone Staying By right-sizing our cost structure today, we stop defending the past and start attacking the future. Thank you for your understanding, your resilience, and your continued commitment to Playtika. This is our moment to shape the next decade of Playtika. I am confident that with your passion and focus, we will not only endure but lead stronger than ever before. Sincerely, Robert